Company / Investor Contact: Marge Boccuti Manager, Investor Relations 610-832-7702 marge.boccuti@bdnreit.com

Brandywine Realty Trust Announces $0.32 FFO per Diluted Share for the First Quarter 2015 and
Narrows 2015 FFO Guidance to $1.40 to $1.46 per Diluted Share

Radnor, PA, April 22, 2015 - Brandywine Realty Trust (NYSE:BDN), a real estate investment trust focused on the ownership, management and development of urban, town center and transit-oriented office properties in the mid-Atlantic region and other select markets throughout the United States, today reported its financial and operating results for the three-month period ended March 31, 2015.

"During the first quarter, we continued to make solid progress on our 2015 business plan,” stated Gerard H. Sweeney, President and Chief Executive Officer of Brandywine Realty Trust. “We continue to capitalize on improving market conditions and have achieved 88% of our 2015 speculative revenue target. We have also seen an acceleration in our portfolio disposition program and now anticipate achieving our $180 million sales goal by June 30th, well ahead of our programed timeline. Given our strong operating results and our accelerated dispositions, we are narrowing our 2015 FFO guidance range to $1.40 to $1.46 per diluted share.”
Financial Highlights

▪
Funds from Operations (FFO) available to common shares and units in the first quarter of 2015 totaled $58.5 million or $0.32 per diluted share versus $53.6 million or $0.34 per diluted share in the first quarter of 2014. Our first quarter 2015 payout ratio ($0.15 distribution per common share / $0.32 FFO per diluted share) was 46.9%.

▪
Net income allocated to common shares totaled $6.7 million or $0.04 per diluted share in the first quarter of 2015 compared to a net loss of $4.0 million or ($0.03) per diluted share in the first quarter of 2014.

▪
In the first quarter of 2015, our revenue maintaining capital expenditures totaled $12.8 million which along with other adjustments to FFO, resulted in $39.5 million or $0.22 per diluted share of Cash Available for Distribution (CAD). In the first quarter of 2014, our revenue maintaining capital expenditures totaled $14.7 million and resulted in $34.5 million or $0.22 per diluted share of CAD. Our first quarter 2015 CAD payout ratio was 68.2% ($0.15 distribution per common share / $0.22 CAD per diluted share).

▪
Our weighted-average fully-diluted shares and units outstanding increased to 182.2 million from 159.9 million for the three months ended March 31, 2015 and 2014, respectively. The increase in the diluted share count is primarily due to the 21,850,000 common share offering completed on August 1, 2014.

Portfolio Highlights

▪
In the first quarter of 2015, our Net Operating Income (NOI) excluding termination revenues and other income items increased 2.2% on a GAAP basis and increased 0.6% on a cash basis for our 185 same store properties, which were 90.2% and 88.9% occupied on March 31, 2015 and March 31, 2014, respectively.

▪
We leased approximately 889,000 square feet and commenced occupancy on 878,000 square feet during the first quarter of 2015. The first quarter occupancy activity includes 697,000 square feet of renewals, 57,000 square feet of new leases and 124,000 square feet of tenant expansions. We have an additional 685,000 square feet of executed new leasing scheduled to commence subsequent to March 31, 2015.

555 East Lancaster Avenue, Suite 100, Radnor, PA 19087             Phone: (610) 325-5600 • Fax: (610) 325-5622

▪
We achieved a 72.8% tenant retention ratio in our core portfolio with net negative absorption of 250,000 square feet during the first quarter of 2015. First quarter rental rate growth increased 3.6% as our renewal rental rates increased 3.0% and our new lease/expansion rental rates increased 8.7%, both on a GAAP basis.

▪	At March 31, 2015, our core portfolio of 187 properties comprising 22.6 million square feet was 90.3% occupied and we are now 93.3% leased (reflecting new leases commencing after March 31, 2015).

Investment Highlights

▪
As previously announced, on January 8, 2015, we sold two office buildings in Mount Laurel, New Jersey and Cherry Hill, New Jersey for $28.3 million, or $128 per square foot, and the properties were 93.4% occupied. We realized a $9.0 million gain in the first quarter of 2015.

▪
On April 2, 2015, we acquired 618 Market Street located in Philadelphia, Pennsylvania for $17.0 million for a future development site. The property has a parking garage totaling 330 spaces and approximately 14,400 square feet of retail space.

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On April 6, 2015 we acquired 25 M Street located in the Capitol Riverfront submarket of Washington D.C. for $20.0 million. The property totals approximately 0.75 acres and is a future development site that can accommodate a 271,000 square foot office building.

▪
On April 9, 2015, we acquired the leasehold interest at 405 Colorado Street located in the central business district of Austin, Texas for $2.6 million. The property is approximately 0.4 acres and is currently being operated as a surface parking lot. Subject to zoning approvals, we anticipate redeveloping the property to include office space and a parking garage.

▪
On April 9, 2015, we sold Lake Merritt Tower, an office building located in Oakland, California for $65.0 million, or $318 per square foot. The property was 86.4% occupied at March 31, 2015 and we recognized an impairment charge in the first quarter of approximately $1.7 million. The property was classified as held for sale as of March 31, 2015.

▪
On March 16, 2015, we entered into an agreement to sell five office buildings in suburban Delaware for $50.8 million, or $105 per square foot and the properties are 66.8% occupied. The properties are classified as held for sale as of March 31, 2015.

Brandywine Energy Star Awards

▪
During the first quarter, Brandywine earned 28 U.S. Environmental Protection Agency (EPA) 2015 Energy Star awards for a total of 2 new stars and 26 re-certifications year-to-date. We currently have 140 owned or managed Energy Star-rated buildings (representing 63% of our overall portfolio) encompassing nearly 21.5 million square feet.

▪
Subsequent to the quarter end, the EPA recognized Brandywine with the agency’s highest Energy Star award, the 2015 Energy Star Partner of the Year - Sustained Excellence Award for the Company’s continued leadership in protecting our environment through superior energy efficiency achievements. An Energy Star partner since 2013, Brandywine was honored for its long-term commitment to energy efficiency.

Capital Markets Metrics

▪
At March 31, 2015, our net debt to gross assets measured 38.0% reflecting no outstanding balance on our $600.0 million unsecured revolving credit facility and $309.1 million of cash and cash equivalents on hand.

▪	For the quarter ended March 31, 2015, we had a 3.0 EBITDA to interest coverage ratio and a 6.5 ratio of net debt to annualized quarterly consolidated EBITDA.

Distributions
On March 11, 2015, our Board of Trustees declared a quarterly dividend distribution of $0.15 per common share that was paid on April 20, 2015 to shareholders of record as of April 6, 2015. Our Board also declared a quarterly dividend distribution of $0.43125 for each 6.90% Series E Cumulative Redeemable Preferred Share that was paid on April 15, 2015 to holders of record as of March 30, 2015.

2015 Earnings and FFO Guidance
Based on current plans and assumptions and subject to the risks and uncertainties more fully described in our Securities and Exchange Commission filings, we are narrowing our previously issued 2015 guidance from $1.39 to $1.48 per diluted share to $1.40 to $1.46 per diluted share. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of 2015 FFO and earnings per diluted share:

Guidance for 2015	Range
Earnings per diluted share allocated to common shareholders	$0.13	to	$0.19
Plus: real estate depreciation and amortization	1.27		1.27

FFO per diluted share	$1.40	to	$1.46

Less: non-cash tax credit financing income	$(0.11)		$(0.11)

Adjusted FFO per diluted share	$1.29	to	$1.35
Our 2015 FFO guidance does not include income arising from the sale of undepreciated real estate. Our 2015 earnings and FFO per diluted share each reflect $0.11 per diluted share of non-cash income attributable to the fifth of five annual recognitions of 20% of the net benefit of the rehabilitation tax credit financing and one-time non-cash income from a new market tax credit, which are related to the 30th Street Post Office and Cira South Garage respectively. Other key assumptions include:

•	Occupancy improving to a range of 92 - 93% by year-end 2015 with 93.5 - 94.5% leased;

•	6.0 - 8.0% GAAP increase in overall lease rates with a resulting 3.0 - 5.0% increase in 2015 same store NOI GAAP;

•	2.0 - 4.0% increase in 2015 same store cash NOI growth;

•	$250.0 million of aggregate acquisition activity at an assumed 7.0% GAAP capitalization rate;

•	$180.0 million of aggregate sales activity; and

•	FFO per diluted share based on 182.4 million fully diluted weighted average common shares.

Non-GAAP Supplemental Financial Measures
We compute our financial results in accordance with generally accepted accounting principles (GAAP). Although FFO, NOI and CAD are non-GAAP financial measures, we believe that FFO, NOI and CAD calculations are helpful to shareholders and potential investors and are widely recognized measures of real estate investment trust performance. At the end of this press release, we have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measure.
Funds from Operations (FFO)
We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than us. NAREIT defines FFO as net income (loss) before non-controlling interests and excluding gains (losses) on sales of depreciable operating property, impairment losses on depreciable consolidated real estate, impairment losses on investments in unconsolidated real estate ventures and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after similar adjustments for unconsolidated joint ventures. Net income, the GAAP measure that we believe to be most directly comparable to FFO, includes depreciation and amortization expenses, gains or losses on property sales, extraordinary items and non-controlling interests. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this release. FFO does not represent cash flow from operating activities (determined in accordance with GAAP) and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.
Net Operating Income (NOI)
NOI is a non-GAAP financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus corporate general and administrative expense, depreciation and amortization, interest expense, non-controlling interests and losses from early extinguishment of debt, less interest income, development and management income, gains from property dispositions, gains on sale from discontinued operations, gains on early extinguishment of debt, income from discontinued operations, income from unconsolidated joint ventures and non-controlling interests. In some cases, we also present NOI on a cash basis, which is NOI after eliminating the effect of straight-lining of rent and deferred market intangible amortization. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance, or as an alternative to cash flow from operating activities as a measure of our liquidity or ability to make cash distributions to shareholders.
Cash Available for Distribution (CAD)
CAD is a non-GAAP financial measure that is not intended as an alternative to cash flow from operating activities as determined under GAAP. CAD is presented solely as a supplemental disclosure with respect to liquidity because we believe it provides useful information regarding our ability to fund our distributions. Because other companies do not necessarily calculate CAD the same way as we do, our presentation of CAD may not be comparable to similarly titled measures provided by other companies.
Revenue Maintaining Capital Expenditures
Revenue maintaining capital expenditures, a non-GAAP financial measure, are a component of our CAD calculation and represent the portion of capital expenditures required to maintain our current level of funds available for distribution. Revenue maintaining capital expenditures include current tenant improvement and allowance expenditures for all tenant spaces that have been owned for at least one year, and that were not vacant during the twelve-month period prior to the date that the tenant improvement or allowance expenditure was incurred. Revenue maintaining capital expenditures also include other expenditures intended to maintain our current revenue base. Accordingly, we exclude capital expenditures related to development and redevelopment projects, as well as certain projects at our core properties that are intended to attract prospective tenants in order to increase revenues and/or occupancy rates.
First Quarter Earnings Call and Supplemental Information Package
We will host a conference call on Thursday, April 23, 2015 at 9:00 a.m. EDT. The conference call can be accessed by calling 1-800-683-1525 and referencing conference ID #41176336. Beginning two hours after the conference call, a taped replay of the call can be accessed 24 hours a day through Thursday, May 7, 2015 by calling 1-855-859-2056 and providing access code #41176336. In addition, the conference call can be accessed via a webcast located on our website at www.brandywinerealty.com.
We have prepared a supplemental information package that includes financial results and operational statistics related to the first quarter earnings report. The supplemental information package is available in the “Investor Relations - Financial Reports” section of our website at www.brandywinerealty.com.
Looking Ahead - Second Quarter 2015 Conference Call
We anticipate we will release our second quarter 2015 earnings on Wednesday, July 22, 2015, after the market close and will host our second quarter 2015 conference call on Thursday, July 23, 2015 at 9:00 a.m. EDT. We expect to issue a press release in advance of these events to reconfirm the dates and times and provide all related information.

About Brandywine Realty Trust
Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States. Organized as a real estate investment trust and operating in select markets, Brandywine owns, leases and manages an urban, town center and transit-oriented office portfolio comprising 280 properties and 33.4 million square feet as of March 31, 2015. For more information, please visit www.brandywinerealty.com.
Forward-Looking Statements
Estimates of future earnings per share, FFO per share, common share dividend distributions and certain other statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our and our affiliates’ actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others: our ability to lease vacant space and to renew or relet space under expiring leases at expected levels; competition with other real estate companies for tenants; the potential loss or bankruptcy of major tenants; interest rate levels; the availability of debt, equity or other financing; risks of acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; unanticipated operating and capital costs; our ability to obtain adequate insurance, including coverage for terrorist acts; dependence upon certain geographic markets; and general and local economic and real estate conditions, including the extent and duration of adverse changes that affect the industries in which our tenants operate. Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2014. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.

BRANDYWINE REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2015	2014
	(unaudited)
ASSETS
Real estate investments:
Operating properties	$4,477,857	$4,603,692
Accumulated depreciation	(1,057,140)	(1,067,829)
Operating real estate investments, net	3,420,717	3,535,863
Construction-in-progress	231,224	201,360
Land inventory	90,945	90,603
Total real estate investments, net	3,742,886	3,827,826
Cash and cash equivalents	309,083	257,502
Accounts receivable, net	18,566	18,757
Accrued rent receivable, net	134,885	134,051
Assets held for sale, net	111,971	18,295
Investment in Real Estate Ventures, at equity	233,478	225,004
Deferred costs, net	123,482	125,224
Intangible assets, net	93,269	99,403
Mortgage note receivable	—	88,000
Other assets	78,036	65,111
Total assets	$4,845,656	$4,859,173

LIABILITIES AND EQUITY
Mortgage notes payable	$650,545	$654,590
Unsecured term loans	200,000	200,000
Unsecured senior notes, net of discounts	1,596,992	1,596,718
Accounts payable and accrued expenses	109,865	96,046
Distributions payable	29,038	28,871
Deferred income, gains and rent	55,618	59,452
Acquired lease intangibles, net	24,513	26,010
Other liabilities	39,578	37,558
Liabilities related to assets held for sale	931	602
Total liabilities	2,707,080	2,699,847

Brandywine Realty Trust's equity:
Preferred shares - Series E	40	40
Common shares	1,798	1,793
Additional paid-in capital	3,317,137	3,314,693
Deferred compensation payable in common stock	11,194	6,219
Common shares held in grantor trust	(11,194)	(6,219)
Cumulative earnings	538,023	529,487
Accumulated other comprehensive loss	(7,190)	(4,607)
Cumulative distributions	(1,729,517)	(1,700,579)
Total Brandywine Realty Trust's equity	2,120,291	2,140,827

Non-controlling interests	18,285	18,499
Total equity	2,138,576	2,159,326

Total liabilities and equity	$4,845,656	$4,859,173

BRANDYWINE REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Revenue
Rents	$120,410	$121,671
Tenant reimbursements	22,654	23,460
Termination fees	636	2,203
Third party management fees, labor reimbursement and leasing	3,872	4,150
Other	2,834	630
Total revenue	150,406	152,114

Operating Expenses
Property operating expenses	46,577	46,801
Real estate taxes	12,545	13,457
Third party management expenses	1,576	1,716
Depreciation and amortization	51,111	52,570
General & administrative expenses	8,636	8,181
Total operating expenses	120,445	122,725

Operating income	29,961	29,389

Other income (expense)
Interest income	750	385
Interest expense	(28,176)	(31,844)
Interest expense - amortization of deferred financing costs	(1,079)	(1,189)
Interest expense - financing obligation	(286)	(272)
Equity in income of Real Estate Ventures	131	242
Net gain on disposition of real estate	9,019	—
Net gain on sale of undepreciated real estate	—	1,187
Net loss on real estate venture transactions	—	(135)
Provision for impairment on assets held for sale	(1,726)	—

Net gain (loss) from continuing operations	8,594	(2,237)

Discontinued operations:
Loss from discontinued operations	—	(8)
Total discontinued operations	—	(8)

Net income (loss)	8,594	(2,245)

Net income attributable to non-controlling interests - partners' share of consolidated real estate ventures	—	(12)
Net (income) loss from continuing operations attributable to non-controlling interests - LP units	(58)	44
Net (income) loss attributable to non-controlling interests	(58)	32

Net income (loss) attributable to Brandywine Realty Trust	8,536	(2,213)
Preferred share distributions	(1,725)	(1,725)
Nonforfeitable dividends allocated to unvested restricted shareholders	(101)	(103)
Net income (loss) attributable to common shareholders	$6,710	$(4,041)

PER SHARE DATA
Basic income (loss) per common share	$0.04	$(0.03)

Basic weighted-average shares outstanding	179,562,930	156,794,019

Diluted income (loss) per common share	$0.04	$(0.03)

Diluted weighted-average shares outstanding	180,655,272	156,794,019

BRANDYWINE REALTY TRUST
FUNDS FROM OPERATIONS AND CASH AVAILABLE FOR DISTRIBUTION
(unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014

Reconciliation of Net Income to Funds from Operations:
Net income (loss) attributable to common shareholders	$6,710	$(4,041)

Add (deduct):
Net income (loss) attributable to non-controlling interests - LP units	58	(44)
Nonforfeitable dividends allocated to unvested restricted shareholders	101	103
Net loss on real estate venture transactions	—	135
Net gain on disposition of real estate	(9,019)	—
Provision for impairment on assets held for sale	1,726	—

Depreciation and amortization:
Real property - continuing operations	40,496	40,677
Leasing costs including acquired intangibles - continuing operations	10,538	11,859
Company's share of unconsolidated real estate ventures	8,113	5,208
Partners' share of consolidated joint ventures	(54)	(49)

Funds from operations	$58,669	$53,848
Funds from operations allocable to unvested restricted shareholders	(218)	(235)

Funds from operations available to common share and unit holders (FFO)	$58,451	$53,613

FFO per share - fully diluted	$0.32	$0.34

Weighted-average shares/units outstanding - fully diluted	182,190,374	159,927,659

Distributions paid per common share	$0.15	$0.15

FFO payout ratio (distributions paid per common share/ FFO per diluted share)	46.9%	44.1%

CASH AVAILABLE FOR DISTRIBUTION (CAD):
Funds from operations available to common share and unit holders	$58,451	$53,613
Add (deduct):
Rental income from straight-line rent	(6,339)	(3,592)
Financing Obligation - 3141 Fairview Drive	(187)	(227)
Deferred market rental income	(1,290)	(1,944)
Company's share of unconsolidated real estate ventures' straight-line and deferred market rent	(1,005)	(710)
Straight-line ground rent expense	22	22
Stock-based compensation costs	2,930	2,410
Fair market value amortization - mortgage notes payable	(433)	(433)
Acquisition-related costs	82	103
Sub-total certain items	(6,220)	(4,371)
Less: Revenue maintaining capital expenditures:
Building improvements	(582)	(262)
Tenant improvements	(7,685)	(12,174)
Lease commissions	(4,487)	(2,259)
Total revenue maintaining capital expenditures	(12,754)	(14,695)

Cash available for distribution (CAD)	$39,477	$34,547

CAD per share - fully diluted	$0.22	$0.22

Weighted-average shares/units outstanding - fully diluted	182,190,374	159,927,659
Distributions paid per common share	$0.15	$0.15
CAD payout ratio (distributions paid per common share / CAD per diluted share)	68.2%	68.2%

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS - 1ST QUARTER
(unaudited and in thousands)
Of the 198 properties owned by the Company as of March 31, 2015, a total of 185 properties ("Same Store Properties") containing an aggregate of 22.4 million net rentable square feet were owned for the entire three-month periods ended March 31, 2015 and 2014. Average occupancy for the Same Store Properties was 90.5% during 2015 and 88.6% during 2014. The following table sets forth revenue and expense information for the Same Store Properties:

	Three Months Ended March 31,
	2015	2014
Revenue
Rents	$114,126	$111,527
Tenant reimbursements	21,657	21,016
Termination fees	636	2,203
Other	1,651	406
Total revenue	138,070	135,152

Operating expenses
Property operating expenses	44,721	43,712
Real estate taxes	11,604	11,896
Net operating income	$81,745	$79,544

Net operating income - percentage change over prior year	2.8%

Net operating income, excluding net termination fees & other	$79,711	$78,032

Net operating income, excluding net termination fees & other - percentage change over prior year	2.2%

Net operating income	$81,745	$79,544
Straight line rents	(6,149)	(3,319)
Above/below market rent amortization	(925)	(1,634)
Non-cash ground rent	22	22
Cash - Net operating income	$74,693	$74,613

Cash - Net operating income - percentage change over prior year	0.1%

Cash - Net operating income, excluding net termination fees & other	$72,406	$72,004

Cash - Net operating income, excluding net termination fees & other - percentage change over prior year	0.6%

The following table is a reconciliation of Net Income (Loss) to Same Store net operating income:
	Three Months Ended March 31,
	2015	2014
Net income (loss):	$8,594	$(2,245)
Add/(deduct):
Interest income	(750)	(385)
Interest expense	28,176	31,844
Amortization of deferred financing costs	1,079	1,189
Interest expense - financing obligation	286	272
Equity in income of real estate ventures	(131)	(242)
Net gain on disposition of real estate	(9,019)	—
Net gain on sale of undepreciated real estate	—	(1,187)
Net loss on real estate venture transactions	—	135
Provision for impairment on assets held for sale	1,726	—
Depreciation and amortization	51,111	52,570
General & administrative expenses	8,636	8,181
Total from discontinued operations	—	8
Consolidated net operating income	89,708	90,140
Less: Net operating income of non same store properties	(2,269)	(2,029)
Less: Eliminations and non-property specific net operating income	(5,694)	(8,567)
Same Store net operating income	$81,745	$79,544